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                                 Exhibit (h)(10)

           Amendment to the Agency Services and Delegation Agreement
                                    between
            One Group Mutual Funds and BISYS Qualified Plan Services


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            AMENDMENT TO THE AGENCY SERVICES AND DELEGATION AGREEMENT

         This Amendment to the Agency Services and Delegation Agreement is made effective June , 1999, by and between One Group Mutual Funds (the "Fund Company") and BISYS Qualified Plan Services, Inc. ("Recordkeeper").

WHEREAS, pursuant to an Agency Services and Delegation Agreement ("Agreement") dated January 1, 1996, the Recordkeeper has agreed to perform certain recordkeeping and accounting services and functions with respect to transactions in shares the Fund Company made by or on behalf of participants, beneficiaries or plan sponsors in certain employee pension benefit plans as defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974;

NOW THEREFORE, pursuant to Section 20 of the Agreement, the Fund Company and the Recordkeeper amend the Agreement in the following form:

1. Section 6(a) is deleted in its entirety and replaced with the following:

         Compensation.
         -------------

         A. In consideration of performance of the services by the Recordkeeper hereunder, the Fund Company will compensate the Recordkeeper per fiscal year at a rate of eighteen dollars ($18.00) per participant account per fund position, or as the Fund Company and the Recordkeeper shall agree from time-to-time in writing. The Recordkeeper shall invoice the Fund Company quarterly. Said compensation will commence with the calendar quarter ending June 30, 1999.

2.       The following is added as Section 10:

         FUND COMPANY LIABILITY. The names "One Group Mutual Funds" and "Trustees of One Group Mutual Funds" refer, respectively, to the trust created and the trustees, as trustees, but not individually or personally, acting from time to time under a Declaration of Trust dated as of May 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "One Group Mutual Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agent are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Fund Company personally, but bind only the assets of the Fund Company, and all persons dealing with any series of Shares of the Fund Company must look solely to the assets of the Fund Company belonging to such series for the enforcement of any claim against the Fund Company.

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 The Agreement, as amended, shall remain in full force and effect.

IN WITNESS THEREOF, the Fund Company and the Recordkeeper have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.


BISYS Qualified Plan Services, Inc.      ONE GROUP MUTUAL FUNDS


By: /s/ Eric F. Hill                     By: /s/ Mark S. Redman
   --------------------------------         --------------------------------
Name: Eric F. Hill                       Name: Mark S. Redman
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Title: Vice-President                    Title: President
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Date: 8/20/99                            Date: 8/20/99
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